Hubilu Venture Corporation

9777 Wilshire Blvd., Ste 804

Beverly Hills, CA 90212

310-308-7887

www.hubilu.com

Real Estate Consulting Agreement

This Agreement, entered into on June 30, 2015, is by and between 112 South Eucalyptus Avenue, LLC, a Wyoming Limited Liability Company (“Company”), owner of 112 S. Eucalyptus Ave, Inglewood, CA 90301 and Hubilu Venture Corporation (“Consultant”). In this Agreement, the parties who are contracting to receive services shall be referred to as the “Company” and the party who will be providing the services shall be referred to as the “Consultant”. The Company desires to have services provided by the Consultant. Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Commencing on June 30, 2015, the Consultant will provide the following services (collectively, the “Services”):

A.	Analysis of potential sale value of Company’s property based on seller carry or AITD sale;

B.	Exposure of property to Hubilu’s relationships with potential buyers;

C.	Developing a marketing approach, including real estate broker leads and interviewing prospective real estate brokers and,

D.	Developing new property leads for Company to purchase.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by the Consultant shall be determined by the Consultant. The Company will rely on the Consultant to work as many hours as may be reasonably necessary to fulfill the Consultant’s obligations under this Agreement.

3. PAYMENT. The Company will pay Consultant an amount of $1,000 as an initial deposit towards future fees, and will pay Consultant fees as follows:

a)	Analysis of potential sale value of Company’s property based on seller carry or AITD sale -$2,500

b)	Hubilu’s relationships with Potential Buyers. Consultant will receive a fee of $5,000 to introduce the Company to a buyer who buys the property.

c)	Real Estate Broker Leads. When the Consultant introduces a real estate broker to the Company who then engages with and sells the property for the Company, the Company agrees to pay the Consultant $5,000.

d)	New Property Leads for Purchase - When the Consultant introduces a property to the Company where there is no real estate broker already listing the property for sale, and the Company then purchases the property, the Company will pay the Consultant $50,000 for the introduction.

The Consultant understands and agrees that fees generated from an introduction leading to a purchase or sale or real estate property will be paid to Consultant at the time of closing on the said property.

4. TERM/TERMINATION. This agreement shall be for a period of 2 years. Upon termination of this Agreement, Consultant shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which the Consultant has not yet been paid.

5. RELATIONSHIP OF PARTIES. It is understood by the parties that the Consultant is an independent contractor and not an employee of the Company. The Company’s business shall not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of the Consultant under this Agreement.

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6. EMPLOYEES. The Consultant’s employees, if any, who perform services for the Company under this Agreement shall also be bound by the provisions of this Agreement. At the request of the Company, the Consultant shall provide adequate evidence that such persons are the Consultant’s employees.

7. CONFIDENTIALITY. The Company recognizes that the Consultant will need access to the following information: rent roll - expenses - tax returns. These and other proprietary information (collectively, “Information”) are valuable, special and unique assets of the Company and need to be protected from improper disclosure. In consideration for the disclosure of the Information, the Consultant agrees that the Consultant will not at any time or in any manner, either directly or indirectly, use any Information for the Consultant’s own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior consent of the Company. The Consultant will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

8. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that the Consultant has disclosed (or has threatened to disclose) Information in violation of this Agreement, the Company shall be entitled to an injunction to restrain the Consultant from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed, notwithstanding that this Agreement is not exclusive to the Company, and the Consultant shall be allowed to use such confidential information under identical agreement with any other third party who may be interested in purchasing the Company’s Property up to and until the time the Company have entered into their agreement(s) to consummate a financial transaction.

9. CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

10. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person, deposited in the United States mail, or via email.

11. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties. This Agreement may be modified or amended if the amendment is made in writing and is signed by all parties.

12. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

13. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

14. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California.

112 South Eucalyptus Avenue, LLC

By:	/s/ Esteban Coaloa	6-30-2015
	Esteban Coaloa, Manager	Dated:

Hubilu Venture Corporation

By:	/s/ David Behrend	6-30-2015
	David Behrend, President	Dated:

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